BANKERS TRUST NEW YORK CORPORATION
One Bankers Trust Plaza
New York, New York  10006

Damian P. Reitemeyer
Vice President
Telephone: (212) 250-4599


                            February
13, 1998


Securities and Exchange Commission
SEC Document Control
450 Fifth Street,  N W
Washington, DC  20549
Attn. :   Filing Desk


Dear Sirs :


    Re :   Filing of Schedule 13G on

    ROGUE WAVE SOFTWARE



Pursuant to Rule 13d-1 of the General
Rules and
Regulations copy under the Securities
Exchange Act of 1934,
the following is one of the Schedule
13G with respect to
the common stock of the above
referenced corporation.

Please acknowledge your receipt of the
Schedule 13G filing
submission through the EDGAR-Link
System software, by
E-Mail confirmation.


                            Sincerely,



                            Damian P.
Reitemeyer



Enclosures







                                     Page 1 of  6

        SECURITIES AND EXCHANGE COMMISSION

             Washington, D.C.   20549

                   SCHEDULE 13G

    Under the Securities Exchange Act of 1934

               (Amendment No.     1
) *
                           --------


               ROGUE WAVE SOFTWARE
                 NAME OF ISSUER :

               Common Stock:  $.001
Par Value

           TITLE OF CLASS OF SECURITIES

                    775369101
                   CUSIP NUMBER

Check the following box if a fee is
being paid with this
statement   [ ].  (A fee is not
required only if the
filing person: (1) has a previous
statement on
file reporting beneficial ownership of
more than
five percent of the class of
securities
described in Item 1;  and  (2) has
filed no amendment
subsequent there to reporting
beneficial ownership of five
percent or less of such class. ) ( See
Rule 13d-7.)

* The remainder of this cover page
shall be filled out for
a reporting person s initial filing on
this form with
respect to the subject class of
securities, and for any
subsequent amendment containing
information which would
alter the disclosures provided in a
prior cover page.

The information required in the
reminder of this cover page
shall not be deemed to be filed for
the purpose of
Section 18 of the Securities Exchange
Act of 1934 ( Act )
or otherwise subject to the
liabilities of that section of
the Act but shall be subject to all
other provisions of the
Act (however, see the Notes).


              Continued on following
page(s)

                                    Page 2 of 6

CUSIP No. 775369101

1.   NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON

     Bankers Trust New York
Corporation and its wholly-
     owned subsidiary, Bankers Trust
Company.
     13-6180473

2.   CHECK THE APPROPRIATE BOX IF A
MEMBER OF A GROUP  *
           (A)    [  ]
           (B)    [  ]

3.   SEC USE ONLY


4.   CITIZENSHIP  OR  PLACE  OF
ORGANIZATION
     Both Bankers Trust New York
Corporation and Bankers
     Trust Company are New York
Corporation.

NUMBER OF  5. SOLE VOTING POWER

SHARES
BENEFICIALLY  6.         SHARED VOTING POWER

OWNED BY
EACH       7. SOLE DISPOSITION POWER

REPORTING
PERSON     8. SHARED DISPOSITION POWER

WITH

9.   AGGREGATE AMOUNT BENEFICIALLY
OWNED BY EACH REPORTING
   PERSON


10.  CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW(9) EXCLUDES
  CERTAIN SHARES  *

            [  ]

11.  PERCENT OF CLASS REPRESENTED BY
AMOUNT IN ROW 9


12.  TYPE  OF  REPORTING  PERSON  *

            Bankers Trust New York
Corporation - HC
            Bankers Trust Company - BK

                                      Page 3 of 6
CUSIP No. 775369101


Item 1 (a)     NAME OF ISSUER:

        ROGUE WAVE SOFTWARE

Item 1 (b)     ADDRESSES OF ISSUER'S
PRINCIPAL EXECUTIVE
        OFFICES:
          850 SW 35th Street
          Corvallis, OR  97333

Item 2 (a)     NAME OF PERSON FILING:

          Bankers Trust New York
Corporation, and its
          wholly-owned subsidiary,
Bankers Trust Company.


Item 2(b) ADDRESS OF PRINCIPAL
BUSINESS OFFICE:

          130 Liberty Street
          New York, New York 10006

Item 2(c) CITIZENSHIP:

          Bankers Trust New York
Corporation, and its
          wholly - owned subsidary,
Bankers Trust Company
          are incorporated in the
State of New York with
          its principal business
office located in New
          York.

Item 2(d) TITLE OF CLASS OF
SECURITIES:

          Common Stock:  Par Value
$.001

Item 2 (e)     CUSIP NUMBER:

          775369101

CUSIP No. 775369101                   Page 4 of 6


Item 3    THE PERSON FILING IS A:

     For Bankers Trust New York
Corporation,
  (g)     [X]  Parent Holding Company,
in accordance with
          Section 240.13d-1(b) (ii)
(G)

     For Bankers Trust company,
  (b)     [X]  Bank as defined in
Section 3(a)(6) of the Act

Item 4     OWNERSHIP:

  As of December 31, 1997

  (a)   Amount Beneficially Owned:




  (b)  Percent of Class:



   (c) Number of shares as to which
the Bank has:

   (i) Sole power to vote or to direct
the vote -



   (ii) Shared power to vote or to
direct the vote -



   (iii) Sole power to dispose or to
direct the disposition of -



   (iv) Shared power to dispose or to
direct the disposition of -



CUSIP No. 775369101                  Page 5 of 6


Item 5    OWNERSHIP OF FIVE PERCENT OR
LESS OF A CLASS:

               If this statement is
               being filed to report
               the fact that
               as of the date hereof
               the reporting person
               has ceased
               to be the beneficial
               owner of more than five
               percent
               of the class of
               securities, check the
               following [X].


Item 6    OWNERSHIP OF MORE THAN FIVE
PERCENT ON BEHALF OF
     ANOTHER PERSON:

            Not applicable.

Item 7    IDENTIFICATION AND
CLASSIFICATION OF THE
     SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING
     REPORTED ON BY THE PARENT HOLDING
COMPANY:

        See Item 3 above.

Item 8    IDENTIFICATION AND
CLASSIFICATION OF
      MEMBERS OF THE GROUP:

          Not applicable.

Item 9    NOTICE OF DISSOLUTION OF
GROUP:

          Not applicable.

Item 10   CERTIFICATION:

        By signing below I certify
that , to the best of
my knowledge and belief, the
securities referred to above
were acquired in the ordinary course
of business and were
not acquired for the purpose of and do
not have the effect
of changing or influencing the control
of the issuer of
such securities and were not acquired
in connection with
or as a participant in any transaction
having such purpose
or effect.

                                      Page 6 of 6
CUSIP No. 775369101


SIGNATURE:

          After reasonable inquiry and
to the best of my
knowledge and belief, I certify that
the information set
forth in this statement is true,
complete and correct.


Date:               as of December 31,
1997

Signature:      Bankers Trust New York
Corporation

By :           /s/James T. Byrne, Jr.

Name :            James T. Byrne, Jr.

Title:          Secretary



           EXHIBIT TO ITEM 7

The chain of ownership from Bankers
Trust New York Corporation to Bankers
Trust Company is shown below:


  Bankers Trust New York Corporation

                   |
                 100%
                   |

         Bankers Trust Company